ACCEPTANCE INSURANCE COMPANIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

	Common Shares Issued	Common Stock	Capital in Excess of Par Value	Accumulated Other Comprehensive Income/(Loss), Net of Tax	Retained Earnings (Accumulated Deficit)	Common Stock Subject to Redemption	Treasury Stock	Contingent Stock	Total Stockholders' Equity
Balance at January 1, 1999	15,467	$ 6,187	$ 198,657	$ 5,305	$ 52,281	$ -	$ (26,047)	$ (229)	$ 236,154
Net loss	-	-	-	-	(35,958)	-	-	-	(35,958)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $9,624 (Note 14)	-	-	-	(17,873)	-	-	-	-	(17,873)
Total comprehensive income									(53,831)
Issuance of common stock under employee benefit plans	27	11	275	-	-	-	-	-	286
Common stock subject to redemption	-	-	-	-	889	(2,540)	-	-	(1,651)
Balance at December 31, 1999	15,494	6,198	198,932	(12,568)	17,212	(2,540)	(26,047)	(229)	180,958
Net loss	-	-	-	-	(28,849)	-	-	-	(28,849)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $(4,417) (Note 14)	-	-	-	8,203	-	-	-	-	8,203
Total comprehensive income									(20,646)
Issuance of common stock under employee benefit plans	54	21	180	-	-	-	-	-	201
Common stock subject to redemption	-	-	-	-	16	(48)	-	-	(32)
Balance at December 31, 2000	15,548	6,219	199,112	(4,365)	(11,621)	(2,588)	(26,047)	(229)	160,481
Net loss	-	-	-	-	(9,069)	-	-	-	(9,069)
Change in unrealized gains (losses) on available-for-sale securities, net of income taxes of $(1,807) (Note 14)	-	-	-	3,356	-	-	-	-	3,356
Total comprehensive income									(5,713)
Issuance of common stock under employee benefit plans	116	46	488	-	-	-	-	-	534
Common stock subject to redemption	-	-	-	-	14	(41)	-	-	(27)
Balance at December 31, 2001	15,664	$ 6,265	$ 199,600	$ (1,009)	$ (20,676)	$(2,629)	$ (26,047)	$ (229)	$ 155,275

The accompanying notes are an integral part of the consolidated financial statements.